Exhibit 5.1

3580 Carmel Mountain Road Suite 300 San Diego, CA 92130 858 314 1500 mintz.com
October 13, 2023
GRI Bio, Inc.
2223 Avenida De La Playa, #208
La Jolla, California 92037
Ladies and Gentlemen:
We have acted as legal counsel to GRI Bio, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) on October 13, 2023 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale, on a delayed or continuous basis, by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 4,134,201 shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), issuable upon the exercise of certain outstanding warrants (the “Warrants”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.
In connection with this opinion, we have examined and relied upon the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other corporate records, documents and agreements as we have considered necessary or appropriate for the purpose of rendering the opinions hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.
Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal

MINTZ

October 13, 2023 Page 2
Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON LOS ANGELES NEW YORK SAN DIEGO SAN FRANCISCO TORONTO WASHINGTON MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.